Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM F-3

(Form Type)

QUOIN PHARMACEUTICALS LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be paid	Equity	Ordinary Shares, no par value underlying American Depositary Shares(1)
	Other	Warrants
	Other	Subscription rights
	Debt	Debt securities
	Other	Units(2)
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	Rule 457(o)	(3)	(4)	$100,000,000.00	0.0000927	$9,270.00	(5)
Fees Previously Paid								--
Carry Forward Securities
Carry Forward Securities	--	--	--	--		--				--	--	--	--
		Total Offering Amounts				$100,000,000.00		$9,270.00
		Total Fees Previously Paid						--
		Total Fee Offsets						--
		Net Fee Due						$9,270.00

(1) American Depositary Shares (“ADSs”) issuable upon deposit of ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-212698) filed with the Securities and Exchange Commission. Each ADS represents four hundred (400) ordinary shares (“Ordinary Shares”).

(2) Consisting of some or all of the securities listed above, in any combination.

(3) There is being registered hereunder an indeterminate number of: (a) Ordinary Shares represented by ADSs, (b) warrants, (c) subscription rights, (c) debt securities, and (d) units comprised of, or other combinations of, the foregoing securities. The securities registered also include such indeterminate amount of securities as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the warrants, rights or debt securities registered hereunder, as applicable, or pursuant to the antidilution provisions of any such securities. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, the warrants, rights or debt securities, as applicable. In no event will the aggregate offering price of all types of securities issued by the registrant pursuant to this registration statement exceed $100,000,000. If any debt securities are issued at an original issue discount, then the principal amount of such debt securities shall be in such greater amount as shall result in an aggregate initial offering price not to exceed $100,000,000, less the aggregate dollar amount of all securities previously issued hereunder. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of securities as may be issuable with respect to the securities being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(4) The proposed maximum aggregate price per unit of each class of securities will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of securities pursuant to the General Instruction II.G. of Form F-3 under the Securities Act.

(5) Calculated pursuant to Rule 457(o) under the Securities Act.